Exhibit 23.1






                              ACCOUNTANTS' CONSENT





The Board of Directors
CarrAmerica Realty Corporation:


We consent to incorporation by reference in the registration statement (No. 333-22353, 333-53751, 333-50019, 333-18451, 333-04519, and 333-80164) on Form
S-3 and registration statements (No. 033-92136, and 333-33313) on Form S-8 of CarrAmerica Realty Corporation of our reports dated February 6, 1999, relating to the consolidated balance sheets of CarrAmerica Realty Corporation and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998 and the related schedule, which reports appear in the December 31, 1998, annual report on Form 10-K of CarrAmerica Realty Corporation.







                                                       KPMG LLP


Washington, D.C.
March 31, 1999